UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Fresh Tracks Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 20, 2023, Fresh Tracks Therapeutics, Inc. (the “Company”) commenced distributing proxy materials to its stockholders, including a Notice of Special Meeting of Stockholders and Definitive Proxy Statement (the “Notice and Proxy Statement”), for its special meeting of stockholders to be held on November 16, 2023 (the “Special Meeting”). A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on October 20, 2023.

On December 5, 2023, Broadridge Financial Solutions, Inc. and the Company will begin sending reminder letters and emails to certain of the Company’s stockholders who have not yet voted, reminding them to vote at the Special Meeting (the “Reminder Letter”). A copy of the Reminder Letter is below.

Reminder Letter
December 5, 2023
Re: Your vote is critically important!
Dear Fresh Tracks stockholder:
I’m writing to urge you to vote your special meeting proxy on Proposal #1 to approve the liquidation and dissolution of the Company and the Plan of Liquidation and Dissolution (the “Plan of Dissolution”), which, if approved, will authorize the Company and the Board of Directors to liquidate and dissolve the Company in accordance with the Plan of Dissolution.
Your vote is critically important. If we fail to obtain the required stockholder approval of greater than 50% of the shares outstanding as of the October 17, 2023 record date (> 50% of 5,973,306 shares outstanding or 2,986,654 shares voting in favor of Proposal #1), we intend to seek dissolution through the judicial process in Delaware. That process, if necessary, will be both time consuming and expensive and would ultimately reduce the amount of cash we are able to distribute to you, our stockholder.
The Fresh Tracks Board, after exploring numerous strategic options to maximize value to our stockholders, decided that dissolving the company and returning the money to our stockholders would deliver the greatest benefit. Voting to approve Proposal #1 will reduce dissolution related expenses and expedite the initial distribution of cash to stockholders.
As we announced in our press release and related Form 8-K on December 1, 2023, the special meeting was adjourned until 10:00 AM MT on Friday, December 15, 2023. Please vote your shares before then by calling the Company’s proxy solicitor, D.F. King, at 800-769-4414 (or international: 914-218-4628).
Thank you for your past and continued support!
Best regards,
/s/ Albert N. Marchio II
Albert (“Bert”) N. Marchio II
CEO, CFO and Board Chairman